FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary W. Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

• Completed acquisition of Western Refining's Wholesale business in October
• Increased crude oil gathering and pipeline volumes
• Generated $21.3 million of distributable cash flow in Q4
• Increased quarterly distribution to $0.3325 per unit
EL PASO, Texas - February 26, 2015 - Western Refining Logistics, LP (NYSE: WNRL), reported fourth quarter 2014 net income of $18.8 million, or $0.40 per diluted common unit. During this period, EBITDA was $24.7 million and distributable cash flow was $21.3 million. For full year 2014, net income was $53.0 million, or $1.15 per diluted common unit.
“We are pleased with our first full year of operations,” said WNRL Chief Executive Officer and President Jeff Stevens. “We completed the acquisition of Western Refining's (NYSE:WNR) southwest Wholesale business in the fourth quarter, which we expect will add approximately $40 million in annual EBITDA in 2015, increasing WNRL's estimated annual EBITDA by more than 50%. This acquisition, and the performance of our logistics business, positions us to continue to grow our quarterly distributions to unitholders.”

On January 30, 2015, the board of directors declared a quarterly cash distribution for the fourth quarter 2014 of $0.3325 per unit, or $1.33 per unit on an annualized basis. This distribution represents a 4.7% increase over the third quarter distribution of $0.3175 per unit paid in November 2014, and a 15.7% increase over the minimum quarterly distribution.

As of December 31, 2014, WNRL had cash of $54.3 million. In mid-February 2015, WNRL issued $300 million in senior unsecured notes, proceeds of which were used to repay the revolving credit facility and for general partnership purposes. As of February 20, 2015, the partnership has $92 million in cash and an undrawn $300 million revolving credit facility, which WNRL intends to use primarily to fund future acquisitions.

Stevens continued, “We will continue to focus on growing our business and are excited about the future of WNRL. With the strategic location of our asset base and our financial flexibility, we are well positioned to capitalize on the growing crude oil production in our area.”

Conference Call Information
On Thursday, February 26, 2015, at 3:00 p.m. ET, WNRL will hold a webcast and conference call to discuss the reported results and provide an update on partnership operations. The call will be webcast and can be accessed at Western Refining Logistics' website, www.wnrl.com. The call can also be heard by dialing (844) 831-3028 or (315) 625-6887, pass code: 55481684. The audio replay will be available two hours after the end of the call through March 12, 2015 by dialing (855) 859-2056 or (404) 537-3406, pass code: 355481684.
About Western Refining Logistics, LP
Western Refining Logistics, LP is a principally fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other related businesses. Headquartered in El Paso, Texas, WNRL’s assets include approximately 300 miles of pipelines, approximately 8.0 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil trucking.
More information about Western Refining Logistics is available at www.wnrl.com.
Non-GAAP Financial Measures
In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to facilitate comparisons of past performance. This press release and supporting schedules include the non-GAAP measures earnings before interest, taxes, depreciation and amortization (EBITDA) and Distributable Cash Flow. We believe certain investors and financial analysts use EBITDA and Distributable Cash Flow to evaluate WNRL’s financial performance between periods and to compare WNRL's performance to certain competitors. We believe certain investors and financial analysts use Distributable Cash Flow to determine the amount of cash generated from the partnership's operations and available for distribution to its unitholders. These additional financial measures are reconciled from the most directly comparable measures as reported in accordance with GAAP and should be viewed in addition to, and not in lieu of, financial information that we report in accordance with GAAP.
Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements. The forward-looking statements contained herein include statements about: the expected EBITDA of the Wholesale business and WNRL’s expected annual EBITDA; our focus on growing our business and increasing distributions to our unitholders; the attractiveness of the location of our asset base; our financial flexibility; our ability to capitalize on growing crude oil production in our area; our ability to grow our business, including through organic growth projects and acquisitions; our potential use of funds under our revolving credit facility; and the source of funds to finance future acquisitions. These statements are subject to the general risks inherent in WNRL’s business. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized, or otherwise materially affect our financial condition, results of operations, and cash flows. Additional information relating to the uncertainties affecting WNRL’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and WNRL does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

Results of Operations
The following tables set forth WNRL's summary historical financial and operating data for the periods indicated below:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per unit data)
Revenues (1):
Affiliate	$221,769	$230,722	$1,011,575	$882,533
Third-party	529,453	602,836	2,490,313	2,524,595
Total revenues	751,222	833,558	3,501,888	3,407,128
Operating costs and expenses:
Cost of products sold:
Affiliate	183,239	204,619	871,751	853,447
Third-party	499,895	576,680	2,373,168	2,426,270
Operating and maintenance expenses	34,628	33,255	142,398	135,307
General and administrative expenses	5,264	4,476	22,540	17,661
Loss on disposal of assets, net	173	—	157	—
Depreciation and amortization	4,473	4,015	17,372	15,970
Total operating costs and expenses	727,672	823,045	3,427,386	3,448,655
Operating income (loss)	23,550	10,513	74,502	(41,527)
Other income (expense):
Interest income	4	—	4	7
Interest expense and other financing costs	(1,154)	(194)	(1,851)	(213)
Amortization of loan fees	(132)	(109)	(523)	(109)
Other, net	12	41	120	143
Net income (loss) before income taxes	22,280	10,251	72,252	(41,699)
Provision for income taxes	(120)	(95)	(459)	(95)
Net income (loss)	22,160	10,156	71,793	(41,794)
Less net income (loss) attributable to Predecessor	3,341	1,628	18,801	(50,322)
Net income attributable to partners	$18,819	$8,528	$52,992	$8,528

Net income per limited partner unit:
Common - basic	$0.40	$0.19	$1.16	$0.19
Common - diluted	0.40	0.19	1.15	0.19
Subordinated - basic and diluted	0.40	0.19	1.15	0.19

Weighted average limited partner units outstanding:
Common - basic	23,795	22,811	23,059	22,811
Common - diluted	23,861	22,813	23,107	22,813
Subordinated - basic and diluted	22,811	22,811	22,811	22,811

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per barrel data)
Cash Flow Data
Net cash provided by (used in):
Operating activities	$53,159	$10,167	$118,150	$(32,735)
Investing activities	(12,119)	(10,478)	(43,420)	(72,362)
Financing activities	(65,854)	84,311	(104,436)	189,096
Capital expenditures	4,990	10,514	22,325	72,398
Other Data
EBITDA (2)	$24,703	$11,598	$70,330	$11,598
Distributable cash flow (2)	21,294	13,146	66,127	13,146
Balance Sheet Data (at end of period)
Cash and cash equivalents			$54,298	$84,004
Property, plant and equipment, net			182,545	178,765
Total assets			376,908	307,176
Total debt			269,000	—
Total liabilities			404,002	13,056
Division equity			—	60,768
Partners' capital			(27,094)	233,352
Total liabilities, division equity and partners' capital			376,908	307,176

(1)
Prior to the initial public offering, our assets were a part of the integrated operations of Western, and the Predecessor generally recognized only the costs and did not record revenue associated with the transportation, terminalling or storage services provided to Western on an intercompany basis. Accordingly, the revenues in the Predecessor’s historical combined financial statements relate only to amounts received from third parties for these services and minimum amounts required to be recorded for Western for local tax purposes. Following the closing of the initial public offering, our revenues were generated by existing third-party contracts and from the commercial agreements with Western.

(2)
EBITDA represents earnings before interest expense and other financing costs, provision for income taxes, depreciation, amortization, and certain other non-cash income and expense items. However, EBITDA is not a recognized measurement under United States generally accepted accounting principles ("GAAP"). Our management believes that the presentation of EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financings, income taxes, the accounting effects of significant turnaround activities (that many of our competitors capitalize and thereby exclude from their measures of EBITDA) and certain non-cash charges that are items that may vary for different companies for reasons unrelated to overall operating performance.

EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures or future requirements for significant turnaround activities, capital expenditures, or contractual commitments;

•	EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•	EBITDA, as we calculate it, may differ from the EBITDA calculations of other companies in our industry, thereby limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally.

The following table reconciles net income to EBITDA for the periods presented:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Net income attributable to partners	$18,819	$8,528	$52,992	$8,528
Interest expense and other financing costs	1,154	190	1,836	190
Provision for income taxes	120	95	459	95
Amortization of loan fees	132	109	523	109
Depreciation and amortization	4,478	2,676	14,520	2,676
EBITDA	24,703	11,598	70,330	11,598

Change in deferred revenues	768	2,589	4,190	2,589
Cash interest paid	(1,154)	(190)	(1,837)	(190)
Income taxes paid	—	—	(1)	—
Maintenance capital expenditures	(3,023)	(851)	(6,555)	(851)
Distributable cash flow	$21,294	$13,146	$66,127	$13,146

Logistics

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands)
Revenues:
Affiliate	$36,692	$26,100	$137,986	$29,086
Third-party	674	621	2,718	1,743
Total revenues	37,366	26,721	140,704	30,829
Operating costs and expenses:
Operating and maintenance expenses	16,553	16,507	67,676	72,455
General and administrative expenses	590	708	2,359	2,742
Loss on disposal of assets, net	262	—	262	—
Depreciation and amortization	3,437	3,169	13,479	13,042
Total operating costs and expenses	20,842	20,384	83,776	88,239
Operating income (loss)	$16,524	$6,337	$56,928	$(57,410)
Key Operating Statistics
Pipeline and gathering (bpd):
Mainline movements:
Permian/Delaware Basin system	31,447	10,519	24,644	3,258
Four Corners system (1)	34,525	36,933	37,485	38,091
Gathering (truck offloading):
Permian/Delaware Basin system	24,050	16,996	24,166	10,169
Four Corners system	12,627	11,695	11,550	8,814
Pipeline Gathering and Injection system:
McCamey Station	1,519	1,562	1,525	1,559
Four Corners	17,333	20,441	19,943	22,972
Pipeline storage (bbls) (2)	619,706	568,040	598,057	399,096
Terminalling, transportation and storage:
Shipments into and out of storage (bpd) (includes asphalt)	387,633	383,017	381,371	367,208
Terminal storage capacity (bbls) (2)	7,359,066	6,881,964	7,356,348	6,881,964

(1)
Some barrels of crude oil in route to Western’s Gallup Refinery are transported on more than one of our mainlines. Mainline movements for the Four Corners system include each barrel transported on each mainline.

(2)	Pipeline and terminal storage shell capacities represent weighted-average capacities for the periods indicated.

Wholesale

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per gallon/barrel data)
Revenues:
Affiliate	$185,077	$204,622	$873,589	$853,447
Third-party, net of excise taxes	528,779	602,215	2,487,595	2,522,852
Total revenues	713,856	806,837	3,361,184	3,376,299
Operating costs and expenses:
Cost of products sold:
Affiliate	183,239	204,619	871,751	853,447
Third-party, net of excise taxes	499,895	576,680	2,373,168	2,426,270
Operating and maintenance expenses	18,075	16,748	74,722	62,852
General and administrative expenses	1,193	2,564	9,521	10,012
Gain on disposal of assets, net	(89)	—	(105)	—
Depreciation and amortization	1,036	846	3,893	2,928
Total operating costs and expenses	703,349	801,457	3,332,950	3,355,509
Operating income	$10,507	$5,380	$28,234	$20,790
Key Operating Statistics:
Fuel gallons sold	297,020	268,411	1,147,860	1,073,538
Fuel gallons sold to retail (included in fuel gallons sold, above)	73,395	63,444	268,148	254,907
Fuel margin per gallon (1)	$0.024	$0.028	$0.022	$0.026
Lubricant gallons sold	2,919	2,854	12,082	11,793
Lubricant margin per gallon (2)	$0.83	$0.96	$0.86	$0.89
Crude oil trucking volume (bpd)	41,369	17,778	36,314	12,603
Average crude oil revenue per barrel	$2.79	$2.14	$2.90	$2.24

(1)
Fuel margin per gallon is a measurement calculated by dividing the difference between fuel sales, net of transportation charges, and cost of fuel sales for our wholesale distribution segment by the number of gallons sold. Fuel margin per gallon is a measure frequently used in the petroleum products wholesale industry to measure operating results related to fuel sales.

(2)
Lubricant margin per gallon is a measurement calculated by dividing the difference between lubricant sales, net of transportation charges, and lubricant cost of products sold by lubricant sales. Lubricant margin is a measure frequently used in the petroleum products wholesale industry to measure operating results related to lubricant sales.